Exhibit 99.1

Crane Co.	NEWS

Contact:
Richard E. Koch
Director, Investor Relations and Corporate Communications
203-363-7352
www.craneco.com

CRANE CO. REPORTS FIRST QUARTER ‘09 RESULTS

STAMFORD, CONNECTICUT – April 20, 2009 - Crane Co. (NYSE: CR), a diversified manufacturer of highly engineered industrial products, reported first quarter 2009 net income of $23.3 million, or $0.40 per diluted share, compared with first quarter 2008 net income of $48.4 million, or $0.79 per diluted share. First quarter 2009 net income included an after-tax charge of $5.0 million, or $0.09 per share, related to a legal settlement separately announced today; excluding this charge, first quarter 2009 net income would have been $28.1 million, or $0.48 per diluted share. (Please see non-GAAP Financial Measures table for details)

First quarter 2009 sales decreased $123.7 million, or 18%, including a core business decline of $107.8 million (16%) and unfavorable foreign currency translation of $49.3 million (7%), partially offset by an increase in sales from acquired businesses of $33.3 million (5%).

Order backlog at March 31, 2009 was $724 million, or 7% lower than the December 31, 2008 backlog of $782 million.

Cash Flow and Financial Position

Cash provided by operating activities was $15.4 million in the first quarter of 2009, compared to $44.1 million in the first quarter of 2008, primarily reflecting lower earnings in 2009. The Company’s cash position was $210.3 million at March 31, 2009, down from $231.8 million at December 31, 2008. Other significant cash flow items for the first quarter of 2009 were: capital expenditures ($10.0 million), dividends paid ($11.7 million), debt repayment ($9.3 million) and the unfavorable effect of exchange rates on cash and cash equivalents ($7.0 million). (Please see the Condensed Statement of Cash Flows and the Non-GAAP Financial Measures table.)

“While our sales and earnings declined significantly from our record first quarter 2008 results, our earnings were in line with our expectations. Sales and orders were lower than expected, as core sales declined 16% and orders declined more sharply resulting in backlog decreasing 7% compared to year end 2008,” said Crane Co. president and chief executive officer, Eric C. Fast.

“The sales decline was most notable in our short-cycle businesses, particularly Engineered Materials and Merchandising Systems, both which have been impacted by very difficult end market conditions. While sales were lower than anticipated in certain businesses, we are pleased with the impact of our cost reduction efforts. We continue to pursue further opportunities to ensure our cost structure is properly aligned to demand and expect to substantially exceed our previously announced 2009 cost savings goal of $75 million. Excluding the two acquisitions in 2008, headcount has been reduced by 1,600 people, or 13%, since year end 2007, of which 700 occurred in the first quarter of this year. We anticipate that our expanded cost reduction program will allow us to offset the impact of lower than expected sales, and excluding the impact of the legal settlement we are re-affirming earnings guidance. Our cash flow guidance remains unchanged.

“With $210 million in cash, a $300 million revolving bank credit agreement, and no near-term debt maturities, we have a strong liquidity position. This will allow us to continue to fund targeted internal growth opportunities and make selective acquisitions to strengthen our existing businesses.”

Segment Results All comparisons detailed in this section refer to the first quarter 2009 versus the first quarter 2008.

Aerospace & Electronics

	First Quarter		Change
(dollars in millions)	2009	2008
Sales	$151.9	$158.5	$(6.5)	(4)%

Operating Profit	$17.2	$16.0	$1.2	8%

Profit Margin	11.3%	10.1%

The first quarter 2009 sales decrease of $6.5 million reflected a sales decrease of $8.1 million in the Aerospace Group, primarily from a decline in OEM demand, and an increase of $1.6 million in the Electronics Group. Segment operating profit increased by $1.2 million as a result of higher profits in Electronics, partially offset by reduced profitability in the Aerospace Group from the lower sales.

The Aerospace & Electronics segment backlog was $396 million at March 31, 2009, a 3% decrease compared to $407 million on March 31, 2008 and a decrease of 5% from $418 million at December 31, 2008.

Engineered Materials

	First Quarter		Change
(dollars in millions)	2009	2008
Sales	$38.2	$82.8	$(44.6)	(54)%

Operating Profit	$1.5	$11.7	$(10.2)	(87)%

Operating Margin	3.9%	14.1%

Reflecting further weakening demand from recreational vehicle, transportation and, to a lesser extent, building products end markets, segment sales were down $44.6 million, or 54%. Operating income of $1.5 million reflected significantly lower sales. As a result of declining demand during 2008, which continued in 2009, headcount has been reduced by 45% compared to year end 2007 levels and other cost reduction initiatives are being implemented as part of the Restructuring Program. The Grand Junction, TN, facility ceased manufacturing operations at the end of March, and the Company has transferred this production to other Crane facilities.

Merchandising Systems

	First Quarter		Change
(dollars in millions)	2009	2008
Sales	$71.7	$113.5	$(41.8)	(37)%

Operating Profit	$3.0	$14.1	$(11.2)	(79)%

Profit Margin	4.2%	12.5%

Total Merchandising Systems sales declined $41.8 million, or 37%, reflecting a sharp decline in Vending sales and, to a lesser extent, a sales decline in the Payment Solutions businesses. Operating profit and margins declined significantly reflecting the deleverage on reduced sales. In response to lower demand, Merchandising Systems headcount has been reduced approximately

21% compared to year end 2007 levels. During the first quarter of 2009, the Company announced that as part of its Restructuring Program it will consolidate its vending machine production from St. Louis, Missouri into its Williston, SC facility during the fourth quarter.

Fluid Handling

	First Quarter		Change
(dollars in millions)	2009	2008
Sales	$266.5	$288.5	$(22.0)	(8)%

Operating Profit	$36.8	$44.8	$(8.0)	(18)%

Profit Margin	13.8%	15.5%

First quarter 2009 sales decreased $22.0 million, or 8%, including unfavorable foreign currency translation of $39.9 million (14%) and a decline of $15.4 million (5%) of core sales, partially offset by sales from acquired businesses of $33.3 million (11%). The core sales decline was broad-based and reflected weakness in the short-cycle businesses, including the Building Services and Utilities business in the UK, commercial valves in North America, and MRO products for chemical and pharmaceutical businesses. Profit margins decreased to 13.8% from 15.5%, primarily reflecting the impact of unfavorable foreign exchange associated with the Company’s European operations.

The Fluid Handling segment backlog was $276 million at March 31, 2009, a decrease of 9% over $303 million at December 31, 2008.

Controls

	First Quarter		Change
(dollars in millions)	2009	2008
Sales	$26.8	$35.6	$(8.8)	(25)%

Operating Profit	$0.4	$1.3	$(0.9)	(68)%

Profit Margin	1.5%	3.6%

First quarter 2009 sales declined $8.8 million reflecting deterioration in the oil & gas and transportation end markets. Operating profit decreased $0.9 million primarily reflecting the impact of lower sales in certain Controls businesses.

Full Year 2009 Guidance

Excluding the impact of the legal settlement announced today of $0.09 per share, the Company re-affirmed its 2009 earnings per share guidance of $2.10 - $2.40, which includes the previously disclosed $0.15 per share for planned restructuring and integration activities. Including the legal settlement, the Company’s guidance is $2.01 to $2.31 per share. The Company noted there is considerable uncertainty about the global economy and the timing and ultimate impact of worldwide fiscal and monetary stimulus packages. Free cash flow guidance remains unchanged and is expected to exceed the $146 million achieved in 2008. (Please see Non-GAAP table)

Please see the Non-GAAP Financial Measures table attached to this press release for details. Additional information with respect to the Company’s asbestos liability and related accounting provisions and cash requirements is set forth in the Current Report on Form 8-K filed with a copy of this press release.

Conference Call

Crane Co. has scheduled a conference call to discuss the first quarter’s financial results on Tuesday, April 21, 2009 at 10:00 A.M. (Eastern). All interested parties may listen to a live webcast of the call at http://www.craneco.com. An archived webcast will also be available to replay this conference call directly from the Company’s website.

Crane Co. is a diversified manufacturer of highly engineered industrial products. Founded in 1855, Crane provides products and solutions to customers in the aerospace, electronics, hydrocarbon processing, petrochemical, chemical, power generation, automated merchandising, transportation and other markets. The Company has five business segments: Aerospace & Electronics, Engineered Materials, Merchandising Systems, Fluid Handling, and Controls. Crane has approximately 11,000 employees in North America, South America, Europe, Asia and Australia. Crane Co. is traded on the New York Stock Exchange (NYSE:CR). For more information, visit www.craneco.com.

This press release may contain forward-looking statements as defined by the Private Securities Litigation Reform Act of 1995. These statements present management’s expectations, beliefs, plans and objectives regarding future financial performance, and assumptions or judgments concerning such performance. Any discussions contained in this press release, except to the extent that they contain historical facts, are forward-looking and accordingly involve estimates, assumptions, judgments and uncertainties. There are a number of factors that could cause actual results or outcomes to differ materially from those addressed in the forward-looking statements. Such factors are detailed in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2008 and subsequent reports filed with the Securities and Exchange Commission.

(Financial Tables Follow)

2009 – 8